Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2020 with respect to the consolidated financial statements of Montage Resources Corporation included in the Current Report on Form 8-K of Southwestern Energy Company filed on January 22, 2021, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Pittsburgh, Pennsylvania

September 3, 2021